Exhibit 99.1

201 Technology Dr. • Irvine • California • 92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE November 9, 2004 at 7:30 AM EST

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	William J. Nydam, President & COO
949/474-4300	949/474-4300	Michael R. Rodriguez, CFO
matt@allencaron.com	len@allencaron.com	Endocare, Inc.
www.allencaron.com		949/450-5400 www.endocare.com

ENDOCARE REPORTS THIRD QUARTER, NINE-MONTHS 2004 RESULTS

     IRVINE, CA (November 9, 2004) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation and a leader in vacuum technology for erectile dysfunction, today reported continued growth in its core cryoablation business during the three months ended September 30, 2004.

     Total revenues for the 2004 third quarter were $8.4 million as compared to $8.0 million in the 2003 third quarter, a period that included $0.3 million in revenues from a non-core product line that was divested by the Company later in 2003. Revenue from sales of cryoablation probes and procedure fees increased by 13 percent in this year’s third quarter to $5.4 million from $4.8 million in the 2003 third quarter. Sales of other urology products declined during the third quarter of 2004 versus the same quarter of 2003 primarily due to the divestiture referenced above.

     Net loss for the third quarter ended September 30, 2004, which included a one-time, non-cash impairment charge of $15.8 million, was $19.3 million or $0.80 loss per share, compared to a net loss of $11.1 million or $0.46 loss per share in the prior year period. The impairment charge recorded in this year’s third quarter was related to the write-down to fair market value of the intangible assets and goodwill of Timm Medical and the Company’s ownership interests in certain mobile prostate treatment partnerships, as well as the estimated disposal costs for these entities. The impairment review, normally conducted in the fourth quarter annually, was made in the third quarter as a consequence of the Company’s capital raising activities. These activities could potentially include the disposition of one of more of these entities.

     The balance sheet at September 30, 2004 showed cash and cash equivalents of $10.2 million, total assets of $40.0 million and total stockholders’ equity of $21.5 million. The cash balance was $1.2 million lower than the $11.4 reported at the end of the 2004 second quarter, representing the smallest quarterly net use of cash in the past five quarters. As detailed in the Company’s Form 10-Q for the quarter ended September 30, 2004, ongoing costs associated with its historical accounting and financial reporting issues, operating losses and its efforts to become compliant with Sarbanes 404 by December 31, 2004, have contributed to its declining cash balance. As a result, the Company is moving forward on several fronts to raise needed capital.

     Endocare Chairman and CEO, Craig T. Davenport, said that the Company continued to show progress and reach milestones in its principal operating areas during the third quarter.

     “We posted solid procedural growth of more than 17 percent over last year’s third quarter, and over 38 percent on a year-to-date basis compared to 2003.” Davenport said. “This was accomplished despite the cancellation of numerous scheduled surgeries in Florida and other parts of the southeast during the devastating hurricanes in September as well as some dilution of sales efforts that occurred as a result of the cost-cutting activities by the Company in June 2004. Sales of our erectile dysfunction products improved during the period and we hope this trend continues.

     “In addition to solid sales growth,” added Davenport, “our cost cutting initiatives at both administrative and manufacturing levels continue to progress and we expect that margins will improve as we finish 2004 and move into 2005.”

     Total revenues for the nine months ended September 30, 2004 were $24.1 million, up 3.9 percent compared to the $23.2 million in the nine months ended September 30, 2003. Sales of cryosurgical probes and procedures grew by 31.7 percent from $12.0 million in last year’s first nine months to $15.8 million in the first nine months of 2004. Sales of other urology products declined during 2004 primarily due to the divestitures of several product lines in 2003. Net loss for the nine month period ended September 30, 2004, including the $15.8 million impairment charge, increased to $33.5 million from $15.5 million in the first nine months of 2003. Non-recurring legal and accounting fees were $5.4 million for the first nine months of 2004 compared to $7.7 million for the year earlier period.

Conference Call
     Endocare will host a conference call today, November 9, 2004, to discuss the Company’s results for its third quarter and first nine months ended September 30, 2004. The call will take place at 11:30 a.m. (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.endocare.com and from the “Investors” pull down menu select “Earnings Webcasts,” which will take you to the Quarterly Earnings Webcast page.

     Web participants are encouraged to go to the Company’s website (www.endocare.com) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately following the conference call.

About Endocare
     Endocare, Inc. —www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risks Related to Our Business” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; ability to secure adequate capital resources to fund ongoing operations; changes in and/or attrition to the Company’s senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful relisting on a national exchange. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

TABLES FOLLOW

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2004	September 30, 2003
Revenues	$8,365,118	$8,041,119
Costs and expenses:
Cost of revenues	4,273,836	4,093,747
Research and development	421,967	312,994
Selling, general and administrative	6,993,844	14,606,250
Impairment charge	15,809,632	–

Total costs and expenses	27,499,279	19,012,991

Loss from operations	(19,134,161)	(10,971,872)
Gain on divestitures, net	53,550	–
Interest income	17,823	85,601
Interest expense	–	(6,870)

Loss before minority interests	(19,062,788)	(10,893,141)
Minority interests	(194,676)	(219,704)

Net loss	$(19,257,464)	$(11,112,845)

Net loss per share of common stock:
Basic and diluted	$(0.80)	$(0.46)
Weighted average shares of common stock outstanding:	24,174,982	24,182,004

MORE – MORE – MORE

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003
Revenues	$24,059,102	$23,193,270
Costs and expenses:
Cost of revenues	12,821,216	11,559,295
Research and development	1,410,022	1,011,244
Selling, general and administrative	27,262,483	36,133,116
Impairment charge	15,809,632	–

Total costs and expenses	57,303,353	48,703,655

Loss from operations	(33,244,251)	(25,510,385)
Gain on divestitures, net	104,073	9,944,424
Interest income	89,687	524,926
Interest expense	–	(34,168)

Loss before minority interests	(33,050,491)	(15,075,203)
Minority interests	(450,104)	(464,088)

Net loss	$(33,500,595)	$(15,539,291)

Net loss per share of common stock:
Basic and diluted	$(1.38)	$(0.64)
Weighted average shares of common stock outstanding:	24,262,868	24,163,235

MORE – MORE – MORE

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$10,162,485	$23,374,910
Accounts receivable, net	3,167,037	2,973,518
Inventories	3,378,765	2,019,077
Prepaids and other current assets	2,376,174	4,330,954
Assets held for sale	11,755,146	3,654,203

Total current assets	30,839,607	36,352,662
Property and equipment	2,729,532	3,661,551
Goodwill	–	9,877,910
Intangibles, net	4,554,358	5,162,445
Investments and other assets	1,852,624	1,852,624
Assets held for sale	–	15,089,723

Total assets	$39,976,121	$71,996,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,115,907	$2,568,095
Accrued compensation and other liabilities	12,294,539	10,689,569
Liabilities held for sale	3,809,288	3,180,735

Total current liabilities	18,219,734	16,438,399
Minority interests	213,715	237,229
Stockholders’ equity	21,542,672	55,321,287

Total liabilities and stockholders’ equity	$39,976,121	$71,996,915

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